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                                                                   EXHIBIT 10.29

October 31, 2001


Ms. Betsy Hall
5010 92nd Avenue SE
Mercer Island, WA  98040

Dear Betsy:

We are pleased to confirm your offer of employment with N2H2, Inc. as Director of US Sales effective October 31, 2001. In addition, you have been nominated to the position of Vice President, US Sales, and will be so named upon the approval of the N2H2, Inc. Board of Directors. You will be reporting directly to Phil Welt, CEO/President and will serve as a member of our Senior Management Team. As an exempt employee, you will be paid on a salaried basis with paydays occurring semi-monthly.

Your revised compensation and benefits package will be structured in the following way:

Base Salary:  $125,000.

Non-Refundable Monthly Draw: $2,000 per month for the period of November and December 2001 and $1,000 per month for the period of January 2002 through September 2002, for a total of $13,000 during FY2002.

Commission: Your annual total cash compensation at 100% will be $190,000 (a $125,000 base and $65,000 commission potential, which includes the non-refundable draw of $12,000). For additional information on total cash compensation levels at below and above targets, please refer to the attached spreadsheet.

Stock Options: You will be granted 100,000 options, as part of your hiring package. These options will be granted at the fair market value (average of high and low) on the date of hire and will have a four-year vesting period (1/4 each year). Further information will be made available to you regarding the option grant in your new hire information.

Benefits: You will be eligible to participate in our group insurance effective first of the month following date of hire. N2H2 offers the following benefits plans: Medical, dental, vision, long term disability, flexible spending account programs and Employee stock purchase program. All premiums for these benefits are fully paid for you and any dependents you choose to add on to the medical and dental plans. All details are governed by specific insurance company or program policies; a copy of which you will receive on your first day.

Time Off: You will receive three weeks of vacation accrued throughout the year; five sick days and two floating holidays each year.

Transportation: The company will also provide you with a monthly parking pass in the Union Bank of California building.

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Your employment at N2H2, Inc. is terminable-at-will at any time either you or
N2H2, Inc. desire to end the relationship, either before or after the standard 90-day introductory period. This letter is not a contract of employment for any period of time. Execution of a formal Employment Contract and Non-Compete Agreement may be required in the future as a condition of continued employment.

We are convinced that your background and professional experience will significantly enhance our ability to attain our goals. We are equally confident that you will find us offering the kinds of challenges and responsibilities that you will enjoy, along with an environment that will enhance your professional growth. If you find the heretofore-described terms agreeable, please sign and return an original copy of this letter by November 5, 2001. If you have questions, please call Sharon Wegenast, Director of Human Resources at
206.834.1770 or myself directly at 206.834.1777. We look forward to working with you.

Sincerely,


/s/ Howard P. Welt

Howard P. Welt
CEO/President
N2H2, Incorporated

Offer Accepted By:

Betsy Hall      /s/ Betsy Hall                       Date  11/9/2001
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